Exhibit 99.1

OfficeMax Incorporated
263 Shuman Blvd Naperville IL 60563

News Release

OfficeMax Media Contact	OfficeMax Investor Contact
Bill Bonner	John Jennings
630 864 6066	630 864 6820

For Immediate Release: January 10, 2007                              DRAFT — NOT FOR DISTRIBUTION

OFFICEMAX ANNOUNCES RESIGNATION OF MONTE HAYMON FROM BOARD OF DIRECTORS

NAPERVILLE, Ill. — OfficeMax® Incorporated (NYSE: OMX), a leader in office products and services, today announced that Monte R. Haymon resigned from the company’s Board of Directors effective January 9, 2007. Mr. Haymon resigned from the OfficeMax board to focus on his other professional and personal obligations.

“We appreciate Monte’s service to the OfficeMax board.  Our company and the board have benefited from Monte’s business expertise, commitment and insight,” said Sam Duncan, Chairman and Chief Executive Officer of OfficeMax.  Mr. Haymon said, “I have enjoyed my time on the OfficeMax board of directors and wish them and the company continued success.”

Mr. Haymon continues on the board of directors of Superior Essex, Inc. and recently became an operating partner at Operating Partner at Watermill Ventures, a private equity firm.  Previously, Mr. Haymon served as president and chief executive officer of Sappi Fine Paper North America, from 1995 until his retirement in 2002.  Prior to joining Sappi Fine Paper North America, Mr. Haymon was president and chief executive officer of Packaging Corporation of America, a Tenneco Inc. subsidiary, where he served for 13 years.

On the OfficeMax board of directors, Mr. Haymon served as a member of the Executive Compensation Committee and the Audit Committee.  All of the nine remaining OfficeMax board members are independent except for Mr. Duncan who also serves as the company’s chief executive officer.

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About OfficeMax® Incorporated

OfficeMax is a leader in both business-to-business and retail office products distribution. OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value - through a relentless focus on its customers. The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by approximately 35,000 associates through direct sales, catalogs, Internet and nearly 900 superstores. OfficeMax trades on the New York Stock Exchange under the symbol OMX. More information can be found at www.officemax.com.

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